Exhibit 10.18

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of the 18th day of October, 2005, by and between Chris Heidelberger (the “Seller”), and Click Commerce, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company issued certain shares of its common stock pursuant to an Asset Purchase Agreement, dated February 2, 2005, by and among ChannelWave, Inc., a Delaware corporation, CWV Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, and the Company (the “Asset Purchase Agreement”);

WHEREAS, the Seller owns certain shares of the Company’s common stock issued in connection with the Asset Purchase Agreement;

WHEREAS, the Company wishes to purchase from Seller, and Seller wishes to sell to the Company, a total of 19,250 shares (the “Repurchased Shares”) of the Company’s common stock issued in connection with the Asset Purchase Agreement, upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Seller and the Company agree as follows:

1.             Repurchase.  Subject to the terms and conditions of this Agreement, simultaneously with the execution of this Agreement, the Company hereby purchases, acquires and takes assignment and delivery from the Seller of, and the Seller hereby sells, assigns, transfers and delivers to the Company, all of the Seller’s right, title and interest in and to the Repurchased Shares (the “Repurchase”).

2.             Total Consideration.  In consideration for the Repurchased Shares, the Company shall pay to the Seller $15.50 per share of the Company’s common stock or $298,375.00 in the aggregate (the “Total Consideration”) for all of the Repurchased Shares.  In connection with the Repurchase and as soon as reasonably practicable following the execution of this Agreement, (i) the Seller shall transfer to the Company through physical delivery or customary DTC electronic transfer all of the Repurchased Shares, which shall be duly endorsed to the Company, and (ii) the Company shall pay to the Seller the Total Consideration by wire transfer of immediately available funds to an account designated by the Seller prior to the Repurchase.

3.             Seller Representations and Warranties.  The Seller hereby represents and warrants to the Company as follows:

(a)           Legal and Beneficial Owners; Transfer.  As of the date of the Repurchase, the Seller is the legal, and sole record and beneficial, owner of the Repurchased Shares, and such Repurchased Shares are free of all adverse claims, rights, options to acquire, charges, restrictions, commitments, liens or encumbrances, and the transfer of such Repurchased Shares to the Company pursuant to the Repurchase will transfer to the Company good and valid title to such Repurchased Shares, free of all adverse claims, rights, options to acquire, charges, restrictions, commitments, liens or encumbrances.  The Seller is not a party to, nor is the Seller aware of, any voting agreement, voting trust or similar agreement or arrangement relating to the Repurchased Shares.  The Seller has not sold, pledged, hypothecated or otherwise transferred any of the Repurchased Shares or any interest therein to any other person, and there are no outstanding options, rights, calls, commitments of any kind relating to, or any presently effective agreements or understandings with respect to, any of the Repurchased Shares that would affect or prevent the sale of the Repurchased Shares to the Company as contemplated by this Agreement;

(b)           Due Execution.  This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding instrument enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity;

(c)           No Conflict.  Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (with notice or passage of time or both) under any provision of any law, governmental rule, regulation, judgment, decree or order binding on the Seller or the charter, bylaws, or trust documents of the Seller or any provision of any mortgage, indenture, contract, agreement or other instrument to which the Seller is a party or by which he or the Repurchased Shares are bound;

(d)           Review of Agreement.  The Seller has carefully read each provision of this Agreement and the Asset Purchase Agreement and, to the extent he desired, has discussed this Agreement and the Asset Purchase Agreement with his legal counsel and financial advisors.  Having read this Agreement, the Seller does hereby consent to this Agreement for all purposes under applicable law;

(e)           Review of Information.  The Seller has received and carefully reviewed the information provided by the Company in connection with its current business operations and plans, including the confidential information provided pursuant to the Confidentiality Agreement between the Seller and the Company dated October 13, 2005 through both telephone discussions with the Company’s senior management and in the confidential Information Memorandum, dated October 18, 2005, from John Tuhey of the Company (collectively, the “Information”).  The Seller also acknowledges that the Company also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”), and that the Seller has been informed that these filings are available on the Internet at the Commission’s website at www.sec.gov and at the Company’s website at www.clickcommerce.com.  The Seller has, to the extent he desired, had an opportunity to review such filings, has had an opportunity to discuss such filings and the Company common stock with the Company and his legal counsel and financial advisors and has conducted such investigation of the Company as he has deemed appropriate and has had the questions he has asked of the Company answered to his satisfaction;

(f)            Economic Risk.  The Seller has been able to and, notwithstanding the effect of the transactions contemplated by this Agreement, can continue to bear the economic risk of his investment in shares of the Company’s common stock and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of such investment;

(g)           Sophistication.  The Seller (i) is a sophisticated person with respect to the transactions contemplated by this Agreement and the Asset Purchase Agreement, (ii) has made an informed decision regarding his entry into this Agreement and (iii) has independently and without reliance upon the Company or any other party related to the Company, and based on such information as the Seller has deemed appropriate, made his own analysis and decision to enter into this Agreement;

(h)           Consultation with Counsel.  The Seller (i) fully understands his rights to discuss all aspects of this Agreement with his private attorneys, (ii) has availed itself of this right to the extent he desired, (iii) has carefully read and fully understands all of the terms of this Agreement, (iv) has not transferred or assigned any rights or claims that he is hereby purporting to release herein, (v) is voluntarily, and with proper and full authority, entering into this Agreement, and (vi) has considered all of his rights and claims carefully before executing this Agreement;

(i)            Questionnaire.  The Seller has fully and completely set forth the relevant information required in the Questionnaire attached hereto as Exhibit A, and all information provided by the Seller therein is true, correct and complete; and

(j)            Brokers.  The Seller has not incurred, nor will he incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.             Company Representations and Warranties.  The Company hereby represents and warrants to the Seller as follows:

(a)           Organization and Good Standing.  The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           Power and Authority.  The Company has full power, authority and right to execute, deliver and perform this Agreement and has taken all necessary action to authorize the execution, delivery and performance by him of this Agreement;

(c)           Due Execution.  This Agreement has been duly executed and delivered by the Company, and is a legal, valid and binding instrument enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity; and

(d)           No Conflict.  Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (with notice or passage of time or both) under any provision of any law, governmental rule, regulation, judgment, decree or order binding on the Company or the charter or bylaws of the Company or any provision of any mortgage, indenture, contract, agreement or other instrument to which the Company is a party or by which he is bound.

5.             Additional Agreements.  The Seller hereby acknowledges, agrees and confirms that:

(a)           Waiver.  The Seller hereby waives any right that the undersigned may have under the Asset Purchase Agreement (including Section 4.14 thereof) related to the issuance, registration or resale of any and all Company common stock owned by the undersigned, including without limitation, the Repurchased Shares;

(b)           Arm’s Length Negotiations.  This Agreement and the terms and conditions hereof are the result of arm’s length negotiations with the Company and the per share price reflected in the Total Consideration may be more, less or equal to the prevailing market price of the Company common stock at the time of the Repurchase.  The Seller acknowledges that the Company has made no representations or warranties with respect to this Agreement or the transactions contemplated hereby except as expressly set forth in Section 4 of this Agreement;

(c)           Information.  The Seller hereby acknowledges that he has been afforded (i) the opportunity to ask such questions as the Seller has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Information and (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable he to evaluate the transactions contemplated by this Agreement.  The Seller acknowledges that he has received and reviewed a copy of the Asset Purchase Agreement and has received and reviewed such other documents (including the Information and the Information Memorandum) as he has deemed necessary; and

(d)           Release.  By the execution and delivery of this Agreement and acceptance of the amounts payable in respect of the Repurchased Shares under this Agreement, the Seller (the “Releasor”), on behalf of himself/ and his heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, the Company, any subsidiary or parent company of the Company and any successor to the Company (now or hereafter existing) and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, including with respect to the Repurchased Shares (collectively “Claims”), which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have against any Releasee on or by reason of any matter, cause or thing whatsoever.  The Releasor agrees not to, and agrees to cause his respective Affiliates and subsidiaries not to, assert any Claim, directly or indirectly, against the Releasees.  Notwithstanding the foregoing, each Releasor and his respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms of this Agreement or under the terms of the Asset Purchase Agreement solely to the extent of the Releasor’s right to receive that portion of any amounts that may hereafter become payable out of the escrow established thereunder (other than with respect to any Claims related to the issuance, registration or repurchase of the Repurchased Shares).

6.             Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

7.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.             Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns, and affiliates, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.             Waiver.  No party may waive any of the terms or conditions of this Agreement except by an instrument in writing duly signed by each of the parties.

10.           Stock Transfer Taxes.  Any stock transfer taxes with respect to the surrender of the Repurchased Shares will be paid by the Seller and the amount to be so paid by the Seller will be deducted from any funds distributable by the Company to the Seller under this Agreement.  If, however, payment for the Repurchased Shares is to be made to any person other than the Seller, the amount of any stock transfer taxes (whether imposed on the Seller or such other person) payable on account of the transfer to such person will be deducted from the payment if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

11.           Backup Federal Income Tax Withholding and Substitute Form W-9.  Under the “backup withholding” provisions of U.S. Federal tax law, the Company may be required to withhold a portion of the consideration for the Repurchased Shares.  To prevent backup withholding, the Seller should complete and sign the Substitute Form W-9 below, and either: (a) provide the Seller’s correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct (or that such holder is awaiting a TIN), and that (i) the Seller has not been notified by the Internal Revenue Service (“IRS”) that the Seller is subject to backup withholding as a result of failure to report all interest or dividends, or (ii) the IRS has notified the Seller that the Seller is no longer subject to backup withholding; or (b) provide an adequate basis for exemption.  If “Applied For” is written in Part I of the substitute Form W-9, the Company will retain the required portion of any payment during the sixty (60) day period following the date of the Substitute Form W-9.  If the Seller furnishes the Representative with his or her TIN within sixty (60) days of the date of the Substitute W-9, the Company will remit such amount retained during the sixty (60) day period to the Seller, and no further amounts will be retained or withheld from any payment made to the Seller thereafter.  If, however, the Seller has not provided the Company with his TIN within such sixty (60) day period, the Company will remit such previously retained amounts to the IRS as backup withholding and will withhold the required portion of any payment in respect of the Repurchased Shares made to the Seller thereafter until the Seller furnishes a TIN to the Company.  In general, an individual’s TIN is the individual’s Social Security Number.  If the Company is not provided with the correct TIN or an adequate basis for exemption, the Seller may be subject to a $50 penalty imposed by the IRS and backup withholding.

Failure to complete the Substitute Form W-9 will not, by itself, cause the Repurchased Shares to be deemed invalidly delivered, but may require the Company to withhold 28% of the amount of any payments in respect of such Repurchased Shares made pursuant to this Agreement.  Backup withholding is not an additional federal income tax.  Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

12.           Federal and State Income Tax Withholding.  After written notice to the Seller, the Company may withhold federal and state income tax required to be withheld under applicable law from the amounts payable under this Agreement.

13.           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates with respect to the matters set forth in this Agreement.  This Agreement may not be amended except by an instrument in writing signed by the Company and the Seller to which the amendment relates.

14.           Confidentiality/Public Announcements.  The Seller shall make no public announcements or otherwise communicate with any news media or any other person (other than the other party), with respect to this Agreement or any of the transactions contemplated hereby, without prior written consent of the Company.  The Company shall make such public announcements or filings with the Commission as it believes are required by applicable law, the Commission or the Nasdaq National Market or deemed by it to be necessary or appropriate under the circumstances.  Nothing contained herein shall prevent (a) the Company from promptly making all filings with governmental authorities or disclosures with the Nasdaq National Market, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (b) either party from disclosing the terms of this Agreement to such party’s legal counsel, financial advisors or accountants in furtherance of the transactions contemplated by this Agreement; provided, however, that each such person shall be obligated to maintain the confidentiality of this Agreement in accordance herewith.

15.           Expenses.  Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

CHRIS HEIDELBERGER

By:	/s/ Chris Heidelberger

COMPANY:

CLICK COMMERCE, INC.

By:	/s/ John M. Tuhey
Name: John M. Tuhey
Title: General Counsel